Exhibit 15(a).1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements:

(1)	Registration statement (Form S-8 No. 333-127467) pertaining to 2003 Stock Option And Restricted Stock Incentive Plan of M-Systems Flash Disk Pioneers Ltd. (the “Company”),

(2)	Registration Statement (Form F-3 No. 333-126774) of the Company, and

(3)	Registration Statement (Form F-3 No. 333-129291) of the Company

of our report dated April 20, 2006, except for the matters discussed in Note 1f and Note 21b, as to which the date is July 17, 2006, with respect to the consolidated financial statements of the Company and its subsidiaries included in this Annual Report (Form 20-F) for the year ended December 31, 2005.

Tel-Aviv, Israel	/s/ KOST, FORER, GABBAY & KASIERER
July 17, 2006	A Member of Ernst & Young Global